Earnings Call

Forward looking statements This presentation as well as oral statements made by officers or directors of Allegiant Travel Company, its advisors and affiliates (collectively or separately, the "Company“) will contain forward-looking statements that are only predictions and involve risks and uncertainties. Forward-looking statements may include, among others, references to future performance and any comments about our strategic plans. There are many risk factors that could prevent us from achieving our goals and cause the underlying assumptions of these forward-looking statements, and our actual results, to differ materially from those expressed in, or implied by, our forward-looking statements. These risk factors and others are more fully discussed in our filings with the Securities and Exchange Commission. Any forward-looking statements are based on information available to us today and we undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise. The Company cautions users of this presentation not to place undue reliance on forward-looking statements, which may be based on assumptions and anticipated events that do not materialize. 2

Addressing headwinds to deliver industry-leading results

Restoring peak period utilization

Aircraft utilization ~20% below 2019 levels during July

- Pilot's staffing levels have stabilized
- First step – Summer '24 - small a/c utilization gains year-over-year and strong operational performance
- Peak December utilization within six percent of 2019 levels
- Targeting improved a/c utilization for all 2025 peak periods, with peak March scheduled to be within five percent of 2019 utilization levels

Boeing 737 MAX entry into service

Boeing delivery delays - first deliveries originally expected in 2023

- Received first 737 MAX in September '24
- Entered revenue service in mid-October '24
- Costs due to delays $30mm annually will subside next year under an elongated delivery schedule
- Working with Boeing to seek compensation for delays

Revenue initiatives

Existing functionality loss and delayed implementation of added functionality

- Restoration of third-bundle product offering integrated with Navitaire during 3Q - contributing ~$1/pax of incremental ancillary revenue
- Working through optimization - confident to have Navitaire fully optimized in 2025
- Retrofitting our aircraft to include Allegiant Extra for customers interested in premium seating options
- Expect 2024 cobrand remuneration to exceed $140mm with continued growth in 2025

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4 Line of sight to sustained peak utilization increases 0% 25% 50% 75% 100% Mar Jun Jul Nov Dec Mar % o f 2 0 19 U ti li za ti o n Scheduled Actual Aircraft Utilization as % of 2019 Block-Hours per Aircraft-Day 2024 2025 2019 utilization A ct u al S ch ed u le d • Pilot’s staffing levels have stabilized • Focused on restoring peak period utilization • December is scheduled to be 6% below 2019 levels • March is expected to be within 5% below 2019 levels • Increases in peak period utilization will drive margin improvements in 2025

5 Boeing 787-8200 extra 21 Extra Legroom 31 extra 36 Extra Legroom 12 Airbus A320 190 Pax 180 Pax New Priority Access Dedicated Overhead Bin Space Extra Legroom Complimentary Snack

6 737 MAX update 108 86 737-8200 A320 ASMs per Gallon* 26% increase 190 180 737-8200 A320 Seats per Departure +10 added seats 3Q24 TTM Allegiant Extra Configuration *737-8200 estimated twelve months fuel efficiency • Received first B737-8200 in September ’24 • Entered revenue service in mid-October ’24 • Higher revenue potential with increased gauge • Higher margin potential with improved fuel efficiency on an ASMs per gallon basis

7 Fourth quarter impact from hurricanes Hurricane Impact 4Q24 • Approximately 37% of our pre-hurricane anticipated seats were in markets impacted by the storms • We expect 25% of network seats to continue to be impacted • Nearly 1,000 flights were canceled or removed from the schedule between the end of September and early January o 2/3 of the cancels direct result of the hurricanes o 1/3 of the cancels due to the residual impact to the regions ASM TRASM Airline EPS 3.5% - 4.0% 1.5% Flat to (1%) (4.5%) Now Before hurricane Now Before hurricane Before hurricane Now $2.25 $1.00

3.7x 2.2x 3.8x 4.1x FY22A FY23A FY24E FY25E FY26E 8 Balance sheet and leverage update Net Leverage Outlook (Net Debt/Adj. EBITDA) 2022 – 2026E Deleverage starting 4Q24 3Q24 Highlights • Total liquidity at quarter end was $1.1 billion, including: o $805 million in cash and investments o $275 million in undrawn revolver capacity • Made principal payments totaling $107 million o $60.6 million was prepayment of debt on PDP loans • Ended the quarter with total debt below $2.2 billion o Fourth consecutive quarter with debt reduction 3Q24 TTM

9 Airline Outlook Summary 4Q24 System ASMs – y/y change ~1.5% Scheduled service ASMs – y/y change ~1.5% Fuel cost per gallon $2.50 Operating margin, excluding special charges 6.0% - 8.0% Airline-only earnings (loss) per share, excluding special charges $0.50 - $1.50 Fourth Quarter Airline-Only Guidance FY 2024 Interest expense (millions) $150 - $160 Capitalized interest (1) (millions) $40 – $50 Interest income (millions) $35 - $45 Full-Year Airline-Only Guidance FY 2024 Aircraft-related capital expenditures (2) (millions) $105 to $125 Capitalized deferred heavy maintenance (millions) $80 to $90 Other airline capital expenditures (millions) $105 to $115 Recurring principal payments (millions) $135 to $145 Full-Year Airline-Only CapEx (1) Includes capitalized interest related to pre-delivery deposits on new aircraft. (2) Aircraft-related capital expenditures includes the purchase of aircraft, engines, induction costs, and pre-delivery deposits. This amount excludes capitalized interest related to pre-delivery deposits on new aircraft. Estimated capital expenditures are based on management's best estimate around aircraft deliveries, which differs from our contractual obligations.

Consolidated & Sunseeker Outlook Summary

Fourth Quarter Consolidated Guidance	4Q24
Consolidated earnings (loss) per share, excluding special charges	$0.00 - $1.00

Full-Year Sunseeker Guidance	FY 2024
EBITDA, excluding special charges [1][2] (millions)	$(25) to $(30)
Business interruption insurance proceeds related to delayed open	Up to $10m
Depreciation expense (millions)	~$25
Interest expense (millions)	~$20
Occupancy rate	~35%
Average daily rate	~$300

(1) Denotes a non-GAAP financial measure for which no reconciliation to GAAP as described in the earnings release

(2) Sunseeker EBITDA loss includes management's best estimate for operating losses resulting from hurricane-related cancelled bookings as well as short-term demand weakening as a result of the hurricanes. This loss does not include structural damage to the property from the hurricanes.

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